GANNETT, WELSH & KOTLER, LLC

CODE OF ETHICS UNDER RULE 204A-1 AND RULE 17j-1

INTRODUCTION

Each of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company or an investment management client.

Set forth below is the Code of Ethics (the “Code”) adopted by Gannett, Welsh & Kotler, LLC (“GW&K” or the “Company”). This Code is based on the principle that the directors, officers and employees of the Company owe a fiduciary duty to the shareholders of the mutual funds advised by the Company and to its managed accounts to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of the shareholders and accounts; (ii) taking advantage of their position; (iii) any actual or potential conflicts of interest; and (iv) violating all applicable federal securities laws. The Company shall provide a copy of this Code (and amendment thereto) to each access person on no less than an annual basis.

Please direct any questions to the Compliance Department. Please report any violations of the Code promptly to T. Williams Roberts, III, the Chief Compliance Officer for the Company.

CODE OF ETHICS

I.	Definitions

1. “Fund” means any registered investment company sub-advised by GW&K, including GW&K Multi-Cap Equity Fund Class A (GWEAX), GW&K Municipal Enhanced Yield Fund Institutional (GWMEX), ActivePassive Intermediate Municipal Bond Fund (APMUX) or any other mutual fund sub-advised by GW&K.

2. “Affiliated Managers Group, Inc.” (“AMG”) is an affiliate of GW&K. AMG acquired a majority equity interest in GW&K and the remaining percent equity ownership of the Company is held by GW&K’s management team.

3. “Access Person” means any director, officer or employee of the Company who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All employees of the Company shall be deemed to be an “Access Person.”

4. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

5. “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. “Beneficial ownership” is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary” or financial interest in a security. For example, an individual has an indirect pecuniary interest in any security owned by the individual’s spouse. Beneficial ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

6. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

7. “Covered Security” shall include all forms of debt and equity securities, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act, except that it shall not include shares of registered open end investment companies (other than the Funds sub-advised by GW&K and Exchange-Traded Funds), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

8. “Restricted List” shall mean a list of Covered Securities (maintained by the Compliance Department in conjunction with the Equity Department. A Covered Security will be placed on the list if:

(a)	The issuer of that Covered Security is a candidate for addition or removal from one or more of the Company’s model equity portfolios; or

(b)	The issuer of that Covered Security is already included in one of the Company’s model portfolios, but the Company is considering increasing or reducing its exposure to such issuer.

II.	Prohibited Transactions

1. It is a basic policy that no Access Person should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds or the managed accounts of the Company. Accordingly, no Access Person, or their spouse/significant other or any member of such person’s household, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale (a) is being purchased or sold by a Fund or the Company’s managed accounts or (b) is being considered for purchase and sale by a Fund or the Company’s managed accounts unless, in addition to the approval required under Section IV, the portfolio manager of such Fund and the Company’s managed accounts has determined that such transaction would not adversely affect the Fund or the managed accounts, as per the guidelines in Section III (6).

2. No Access Person, or their spouse/significant other or any member of such person’s household, shall engage in any act, practice or course of conduct that would constitute a violation of the Code such as disclose to other persons the securities activities engaged in or contemplated for the Funds or the Company’s managed accounts.

In addition, no Access Person shall:

1. Acquire any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Company, purchase any securities on margin or purchase options on securities.

2. Purchase or sell a Covered Security within at least seven calendar days before and after a Fund or a managed account trades in that Covered Security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

3. Purchase any securities in a private placement, without prior approval of the Compliance Department. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in a subsequent consideration of an investment in the issuer for a Fund or a managed account.

4. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

5. Serve on the board of directors of any publicly traded company without prior authorization of the Compliance Department. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Company’s clients, the Funds and their shareholders.

III.	Exempted Transactions

The prohibitions of Sections II of this Code shall not apply to:

1. Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control or in an account which is a product of the Company and is managed in a manner consistent with the management of such product for clients of the Company in general.

2. Purchases or sales of shares of any registered open-ended investment company (other than the Funds sub-advised by GW&K or Exchange-Traded Funds).

3. Purchases or sales which are non-volitional on the part of an Access Person.

4. Purchases which are part of an automatic investment plan (a program, such as a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation).

5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6. Purchases or sales (or classes of purchases and sales) which receive the prior approval of the Compliance Department, because:

(i)	they are only remotely potentially harmful to a Fund or the Company’s other managed accounts; or

(ii)	they would not provide any improper benefit to the employee; or

(iii)	they would be very unlikely to affect a highly institutional market; or

(iv)	they clearly are not related economically to securities to be purchased, sold or held by a Fund or the Company’s managed accounts; provided, however, that purchases or sales (other than transactions in the Funds sub-advised by GW&K) will not be approved:

(a)	if the Covered Security is on the Restricted List; or

(b)	if the Covered Security is being traded on the same trading day in which a Fund or the Company’s managed accounts are executing a trade in such security and

(i) The issuer has an average daily trading volume over the previous 90 days of less than 100,000 shares; or

(ii) The Company’s trading volume in the Covered Security for a particular day is greater than or equal to 3% of such Covered Security’s average daily trading volume over the previous 90 days.

IV.	Prior Approval

All Access Persons shall receive prior approval from the Compliance Department or from someone they may delegate, before purchasing or selling securities. Any such approval shall be effective only with respect to transactions made on that approval date. (i.e, if an Access Person receives approval for a trade and does not execute the trade on that day, such Access Person must re-obtain approval to execute the trade on the following day.) For purchases or sales of AMG stock, all Access Persons must also receive prior approval from AMG’s Legal Department.

V.	Reporting

Every Access Person shall report to the Compliance Department or to someone they may delegate with respect to transactions in any covered security as required by the Investment Advisers Act of 1940.

Each Access Person must file the following reports:

(1) Initial Holdings Report. No later than 10 days after a person becomes an Access Person, such person must file a report with the Compliance Department which contains the following information: (i) the title and type of Covered Security; (ii) the Covered Security’s exchange ticker symbol or CUSIP number; (iii) the number of shares and principal amount of each Covered Security or Fund shares of registered investment company sub-advised by GW&K in which such person has any direct or indirect beneficial ownership; (iv) the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and (v) the date the report is submitted to the Compliance Department. An Access Person’s brokerage account statement may be used for this purpose if the statement is current within 45 days of the date upon which such person became an Access Person.

(2) SEC Quarterly Transaction Report. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the Compliance Department with respect to any transaction during the calendar quarter in a Covered Security or Fund shares of a registered investment company advised by GW&K in which the Access Person had any direct or indirect beneficial ownership (the “SEC Quarterly Report”). The SEC Quarterly Report and attached account statements, must contain: (i) the date of each transaction; (ii) the title and type of Covered Security; (iii) the Covered Security’s exchange ticker symbol or CUSIP number; (iv) with respect to fixed income securities, the interest rate and maturity date of the Covered Security (if applicable); (v) the number of shares and principal amount of each Covered Security or applicable Fund shares involved; (vi) the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition); (vii) the price of the Covered Security or applicable Fund shares at which the transaction was effected; (viii) the name of the broker, dealer or bank with or through which the transaction was effected; and (ix) the date that the report is submitted to the Compliance Department. With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such SEC Quarterly Report must also contain the name of the broker, dealer or bank with whom the Access person established the account and the date the account was established.

(3) Annual Holdings Report. Every Access Person must, by January 30 of each year, file a report with the Compliance Department which contains the following information (which information must be current as of a date no more than 45 days before the report is submitted): (i) the title and type of Covered Security; (ii) the Covered Security’s exchange ticker symbol or CUSIP number; (iii) the number of shares and principal amount of each Covered Security or Fund Shares of registered investment company sub-advised by GW&K in which such person has any direct or indirect beneficial ownership as of December 31 of the prior calendar year; (iv) the name of the broker, dealer or bank with whom such person maintains an account, the date the account was established, and whether the account is managed or a discretionary account in which any securities are held for the direct or indirect benefit of such person; and (v) the date the report is submitted to the Compliance Department. A list of the Access Person’s current brokerage accounts that are currently on file with the Compliance Department may be used for this purpose.

All reports will be reviewed by the Compliance Department. The initial and annual disclosure statements shall include information with respect to those securities referenced in Section III (“Exempted Transactions”) except that with respect to accounts over which the Access Person has no direct or indirect influence or control (a managed or discretionary account), it shall be sufficient to list the account and the principal amount of the Access Person’s holdings in such account. For the avoidance of doubt, information with respect to private placements is required to be included in all reports submitted pursuant to this Section V.

VI.	Gifts and Entertainment

Access Persons may not accept inappropriate gifts or entertainment (including, but not limited to, cash, services, favors, entertainment, special accommodations, or other things of material value) from persons or entities providing services to GW&K that could influence their decision-making or make them feel indebted to a person or firm. Specifically, Access Persons may not receive or accept any gifts or entertainment of more than de minimis value (anything of more than $200 in value as a single gift or an annual cumulative value of $500) from any person or entity doing business with or seeking to do business with or on behalf of GW&K.

The specific guidelines above shall not apply to (i) an occasional meal or a ticket to a theater, entertainment or sporting event or comparable entertainment that is social in nature and is an incidental part of a business meeting with a clear business purpose; or (ii) a typical holiday gift such as a food item received by an individual but shared with GW&K’s other employees and consumed on GW&K’s premises.

Each Access Person must report all gifts of $50 or more to the Compliance Department received in connection with the Access Person’s employment. The Compliance Department will maintain records of all gifts received by all Access Persons.

VII.	Sanctions

Upon discovering a violation of this Code, the GW&K Executive Committee may impose such sanctions, as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

VIII.	Recordkeeping Requirements

In accordance with Rule 17j-1, the following records shall be maintained by GW&K, at its principal place of business:

(i)	a copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past five years;

(ii)	a record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii)	a copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(iv)	a record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code.

IX.	Distribution and Certification

Each Access Person shall (i) receive a copy of this Code at the time of his or her employment, annually thereafter, and anytime amendments are made to the Code; and (ii) certify in writing that he or she has read and understood the Code and any amendments.

GW&K

Gannett, Welsh & Kotler LLC

Code of Ethics

Annual Certification

I have read and understand the January 2009 version of the Code of Ethics as provided to me by Gannett, Welsh & Kotler, LLC. I agree to abide by the terms and conditions as set forth by The Code.

Employee

Signature

Date